Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 30, 2005, relating to the consolidated financial statements of Heritage Commerce Corp and subsidiary for the year ended December 31, 2004 appearing in the Annual Report on Form 10-K of Heritage Commerce Corp and subsidiary for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
April 9, 2007